NEWS RELEASE

For Release:  Immediate                                                                                                                                                                                                 Contact:  Maria Vafiades
                                     (508) 947-4343

MAYFLOWER BANCORP REPORTS THIRD QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), February 23, 2011 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $325,000 or $0.15 per share for its third quarter ended January 31, 2011 as compared to earnings of $316,000 or $0.15 per share for the same quarter last year.  Diluted earnings per share for the third quarter were $0.15 compared to $0.15 for the third quarter of last year.

For the nine months ended January 31, 2011, net income was $1,046,000 or $0.50 per share, compared to earnings $850,000 or $0.41 per share for the same period last year.  On a diluted per share basis, earnings for the nine months were $0.50 per share compared to $0.41 per share for the same period one year ago.

Net interest income for the quarter ending January 31, 2011 was stable, increasing by $13,000 to $2.1 million.  During the quarter, the Company experienced an improvement in its net interest margin, which increased from 3.71% for the quarter ended January 31, 2010, to 3.73% for the quarter ended January 31, 2011.  Total average interest earning assets for the quarter remained relatively stable at $224.2 million, while average interest bearing liabilities declined from $224.7 million for the quarter ended January 31, 2010 to $222.9 million for the quarter ended January 31, 2011.  The decrease in average interest bearing liabilities is due to a reduction of $5.5 million in the average balance of borrowed funds.

A provision of $20,000 was made to the reserve for loan loss during the quarter ended January 31, 2011, as compared to a provision of $75,000 for the quarter ended January 31, 2010.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio, and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

Non-interest income for the quarter increased by $215,000, primarily due to an increase of $155,000 in gains realized upon the sale of investments, coupled with an increase of $40,000 in gains on sales of residential mortgages to the secondary mortgage market.  Noninterest income for the quarter was also impacted by an increase of $10,000 in interchange income and by the receipt of a special dividend of $36,000 from The Co-operative Central Bank, the Company’s excess deposit insurer.  These increases were offset by a decrease of $11,000 in loan origination and other loan fees and by a reduction of $18,000 in customer service fees received.

As compared to the same period last year, total operating expenses for the Company increased by $278,000 or 14.7% for the quarter ended January 31, 2011.  This increase was partially the result of a writedown of $168,000 taken during the quarter against the book value of a single parcel of commercial real estate owned as the result of foreclosure, and of other expenses incurred as a function of foreclosed assets.   Additionally, salary and benefit expense increased by $62,000 due to salary adjustments and increased retirement and other benefit costs.   Also contributing to the increase in operating expenses was an increase of $13,000 in occupancy and equipment expense, an increase of $7,000 in FDIC assessment expense, an increase of $6,000 in data processing expense and an increase of $10,000 in other expenses.

For the nine months ended January 31, 2011, net interest income was $6.4 million, an increase of $595,000 or 10.3% compared to the prior year nine-month period.  The Company’s net interest margin increased from 3.44% for the nine months ended January 31, 2010 to 3.77% for nine months ended January 31, 2011.  Average interest earning assets for the nine months ended January 31, 2011 were $226.2 million as compared to $224.8 million for the nine months ended January 31, 2010, while average interest bearing liabilities were $225.5 million compared to $225.1 million for the same nine-month period one year ago.

The provision for loan losses was $156,000 for the nine-month period ended January 31, 2011 as compared to $75,000 for the nine months ended January 31, 2010.

For the nine months ended January 31, 2011, non-interest income increased by $192,000, primarily due to an increase of $84,000 in gains realized upon the sale of residential mortgages to the secondary mortgage market and an increase of $72,000 in gains on sales of investments.  Finally, interchange income increased by $26,000 and other income increased by $33,000.  These increases were offset by a decrease of $22,000 in customer service fees and by a decrease of $1,000 in loan origination fees.

Total operating expenses increased by $303,000 to $6.1 million for the nine months ended January 31, 2011, an increase of 5.2%.  This increase was attributable to an increase of $182,000 in salary and benefit expense, an increase of $166,000 in losses and expenses on and for foreclosed properties, an increase of $26,000 in data processing costs, and by an increase of $16,000 in occupancy and equipment expense.  These increases were offset by a decrease of $49,000 in FDIC assessment expense and a decrease of $38,000 in other expenses.

Since the end of the April 30, 2010 fiscal year, total assets of the Company have decreased by $10.3 million, ending at $245.5 million as of January 31, 2011.  During the nine-month period, total investments decreased by $8.0 million and cash and cash equivalents decreased by $8.4 million.  These decreases were offset by an increase of $7.3 million in net loans receivable.  This increase in loan balances is a result of growth of $4.0 million in residential mortgages, combined with growth of $3.2 million in commercial loans and mortgages and growth of $715,000 in net construction loans outstanding.  Partially offsetting these increases was a decrease of $198,000 in home equity loans and lines of credit and a decrease of $233,000 in consumer loans.

During the nine months ended January 31, 2011, total deposits decreased by $6.7 million.  This decrease was due primarily to a reduction of $6.1 million in certificate of deposit balances coupled with a decrease of $2.7 million in money market deposit accounts.  These decreases were offset by an increase of $2.1 million in checking and savings account balances.  Finally, borrowed funds outstanding decreased by $3.0 million.

As of January 31, 2011, non-performing assets totaled $2.8 million, compared to $2.3 million at April 30, 2010.  The increase is due to an increase of $1.0 million in non-performing loans, primarily due to an increase of $761,000 in non-performing residential mortgages, as offset by a decrease of $604,000 in real estate acquired by foreclosure.

Total stockholders’ equity was $20.9 million at January 31, 2011, compared to $20.5 million at April 30, 2010.  Tier 1 capital to average assets was 8.28% at January 31, 2011, compared to 7.90% at April 30, 2010.  The increase in total equity is due to net income of $1,046,000 for the nine month period and the exercise of employee stock options totaling $53,000.  Those increases in total equity were partially offset during the nine-month period by dividends paid of $0.18 per share and totaling $375,000, Company stock repurchases totaling $62,000, and a decrease of $255,000 in the net unrealized gain on securities classified as available-for-sale.

In conjunction with these announcements, the Company reported that the Company’s Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on March 15, 2011, to shareholders of record as of March 8, 2011.

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

Mayflower Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Information
(Dollars in thousands, except per share information)
	January 31,	April 30,
	2011	2010

Total assets	$245,499	$255,530
Loans, net	127,864	120,545
Federal funds sold and interest-bearing
deposits in banks	7,419	15,914
Investment securities:
Held to maturity	43,898	44,793
Available for sale, net	42,471	49,576
Deposits	218,649	225,317
Advances and borrowings	4,500	7,500
Stockholders' equity	20,887	20,480

Tier 1 Capital to average assets	8.28%	7.90%
Tier 1 Capital to risk-weighted assets	14.74%	14.53%
Book value per share	$10.04	$9.85

	Three months ended		Nine months ended
	January 31,		January 31,
	2011	2010	2011	2010
Statement of operations
Interest and dividend income	$2,551	$2,786	$7,896	$8,567
Interest expense	458	706	1,502	2,768
Net interest income	2,093	2,080	6,394	5,799

Provision for loan losses	(20)	(75)	(156)	(75)
Gain on sales of loans	113	73	427	343
Gain on sales of investments	183	28	231	159
Other non interest income	294	274	863	827
Operating expenses	(2,166)	(1,888)	(6,132)	(5,829)
Income before income taxes	497	492	1,627	1,224
Income taxes	172	176	581	374

Net income	$325	$316	$1,046	$850

Earnings per share - basic	$0.15	$0.15	$0.50	$0.41

Earnings per share - diluted	$0.15	$0.15	$0.50	$0.41

Dividends per share	$0.06	$0.06	$0.18	$0.22

Weighted average shares outstanding	2,082,022	2,082,533	2,083,329	2,084,181

Annualized return on average assets	0.53%	0.51%	0.56%	0.46%

Annualized return on average equity	6.19%	6.27%	6.68%	5.72%

Net interest spread	3.73%	3.71%	3.76%	3.44%

Net interest margin	3.73%	3.71%	3.77%	3.44%

Mayflower Bancorp, Inc. and Subsidiary
Analysis of Loans Past Due
(Dollars in thousands)

	January 31,	April 30,	January 31,
Loans past due over 90 days:	2011	2010	2010

Residential mortgages	$761	$-	$-

Home equity loans and lines of credit	139	99	-

Commercial and construction mortgages	579	295	1,424

Commercial time and demand loans	63	120	-

Consumer and other loans	-	-	-

	$1,542	$514	$1,424

Loans past due over 90 days as a percentage of:

Net loans receivable	1.21%	0.43%	1.16%

Total assets	0.63%	0.20%	0.58%

Non-performing assets

**Non-accrual loans	$1,542	$514	$1,424
Real estate acquired by foreclosure	1,211	1,815	647

	$2,753	$2,329	$2,071

Non-performing assets as a percentage of:

Net loans receivable	2.15%	1.93%	1.69%

Total assets	1.12%	0.91%	0.84%

Allowance for loan losses	$1,292	$1,194	$1,266

Allowance for loan losses as a percentage of
Non-performing loans	83.79%	232.30%	88.90%

Allowance for loan losses as a percentage of net loans	1.01%	0.99%	1.03%

** includes loans which are contractually past due 90 days
or more and/or loans less than 90 days past due on which
the Bank has ceased accruing interest